Exhibit T3A.25

English courtesy translation

ARTICLES OF ASSOCIATION OF THE LIMITED LIABILITY COMPANY “Lindorff Italy S.r.l.”.

ITALIAN REPUBLIC

On the ninth day of July in the year two thousand and fourteen, in Milan, Via Larga no. 19, in my office.

9 July 2014

Before me Avv. Dario Cortucci, Notary in Milan, registered with the Notarial Districts of Milan, Busto Arsizio, Lodi, Monza and Varese,

constitutes itself

— the company of Swedish nationality, incorporated in Sweden,

“Lindorff Group AB”

with its registered office in Stockholm (Sweden), Box 47292, 100 74, registered with the competent Commercial Register under No. 556723-5956, with fiscal domicile in Italy, in Milan, Via del Vecchio Politecnico No. 9 and Italian fiscal code 97694190154, in the person of Dott. Pietro Fazzini, born in Como on 22 February 1990, domiciled for this deed in Milan, Via Broletto No. 9, who takes part in this deed by virtue of a special power of attorney, in Italian and English, authenticated by notary public Laila Ludvigsen of Oslo (Norway) on 26 June 2014, which original is attached to this deed under letter “A”. I, the Notary Public, acknowledge that the text in the Italian language constitutes an exact translation of the text in the English language of the power of attorney, which language is known by me, the Notary Public, and by the undersigned.

I, the Notary Public, also attest and certify, on the basis of the documents submitted to me, joint signatory powers of the two directors Endre Rangnes and Geir Inge Skalevik, who have signed the power of attorney in the name and on behalf of “Lindorff Group AB”.

The participants, whose personal identity I, the notary, am certain of, requests me to receive this deed, by virtue of which is constituted

a single-member limited liability company with the name:

“Lindorff Italy S.r.l.”.

•

The company has its registered office in the Municipality of Milan. For the sole purpose of the registration with the Company Registry, it should be noted that the address of the registered office is: Milan, Via del Vecchio Politecnico n. 9.

•	The share capital of EUR 10,000.00 (ten thousand) is subscribed by the sole shareholder Lindorff Group AB.

•

The company will be administered by a board of directors appointed for the first three financial years, including the current one, and, therefore, expiring on the date of the shareholders’ meeting called to approve the financial statements for the year ended on 31 December 2016 (two thousand and sixteen), in the person of Mrs.:

MUNOZ RIGGIONI Alfonso, born in San Jose (Costa Rica) on 17 February 1971, residing at Moss N-1525 (Norway), Værlebakken 11, President, tax code MNZ LNS 71B17 Z503C;

SKÅLEVIK Geir Inge, born in Fitjar (Norway), on 1 October 1968, residing at Oslo N-1177 (Norway), Bekkelagsterrassen 19, Councillor, tax code SKL GNG 68R01 Z125Z;

HANSEN Oddgeir, born in Oslo (Norway), on 18 September 1953, residing at Strømmen N-2010 (Norway), Frydenlundsgata 9 A, Councillor, tax code HNS DGR 53P18 Z125A.

The intervener declares that the contribution in the amount of Euro 10,000.00 (ten thousand) due from the sole shareholder was made by bank draft, not transferable cheque, issued by Intesa Sanpaolo S.p.A. on 7 July 2014, under No. 3205051310, to the order of Lindorff Italy S.r.l. to be incorporated; said cheque is entrusted in trust to me, a notary public, who will deliver it to the administrative body upon registration of the company to be incorporated with the competent Office of the Registry of Companies.

•	The first financial year ends on 31 December 2014 (two thousand fourteen).

•	The incorporation costs charged to the company amount to approximately Euro 2,200 (two thousand two hundred).

•	The rules governing the organisation and operation of the company are contained in the articles of association, which are approved by the sole shareholder in the following text:

BY-LAWS

1	Name

1.1	The company is called Lindorff Italy S.r.l. (hereinafter the “Company”).

2	Registered office

2.1	The Company has its registered office in Milan.

2.2	The Company may establish, transfer and close, in Italy and abroad, branch offices, subsidiaries, administrative and technical offices, representative offices, agencies and dependencies of all kinds.

2.3

The domicile of the shareholders shall be the one recorded in the companies register; the telefax number and e-mail address of the shareholders, for their relations with the Company, shall be the one communicated by them in writing to the Company; for the same purposes, the domicile, which shall also include the telefax number and e-mail address, of the directors, statutory auditors and the auditor, if appointed, shall be the one recorded in the company ledgers.

3	Object

3.1	The Company’s object is:

3.1.1

the holding and management of shareholdings, including wholly owned shareholdings, in Italian companies, as well as the exercise of the corporate rights deriving therefrom, regardless of the activity carried out by the latter and including, among others, companies engaged in portfolio management or the granting of loans, in any form whatsoever, including indirectly, in favour of their subsidiaries, in any case with the express exclusion of any activity carried out vis-à-vis the public;

3.1.2

the establishment, subscription, purchase, management and sale of shareholdings, including 100%, in companies incorporated to Law No. 130 of 30 April 1990, provided that such activities are carried out without in any event being able to solicit public savings and, in any case, with express exclusion of any activity carried out vis-à-vis the public.

3.1.3	advising companies on the purchase of credits and all forms of financing related to such purchases, on the management, analysis and collection of credits.

3.2	The Company may carry out activities that are instrumental or auxiliary to those listed in Article 3.1 above, including, purely by way of example, those of:

(i)	study, research and analysis of the credit and financial market;

(ii)	commercial information services;

(iii)	computer or data processing services;

English courtesy translation

(iv)	staff training and education services.

3.3.

In general, the Company may take all necessary measures to safeguard its rights and shall carry out any transaction that is directly or indirectly related to its corporate purpose or that contributes to the achievement thereof.

3.4

Finally, the Company may, in compliance with the prohibitions, limits, conditions and authorisations provided for by law, carry out all commercial, movable, real estate and financial transactions, not vis-à-vis the public, which shall be deemed necessary or advantageous for achievement of corporate purpose, and - to this end - acquire, both directly and indirectly, interests and shareholdings in companies, entities or enterprises, established or being established, having objects similar, connected, complementary or in any case related to its own, this activity to be exercised not vis-à-vis the public and on a secondary (non-prevailing) basis, and excluding in any case all reserved activities pursuant Legislative Decree no. 58 of 24 February 1998, and 58. The Company may also issue (on a secondary basis and not vis-à-vis the public) guarantees of any nature, personal or real, including in favour of third parties and/or for obligations assumed by third parties and/or in the interest of third parties, as well as grant loans provided that these are not reserved activities pursuant to Legislative Decree No. 58 of 24 February 1998.

3.5

The Company is prohibited from collecting savings from the public; reserved activities pursuant to Laws 12/1979, 1966/1939, 1815/1939 and Legislative Decrees 385/1993 (Article 106) and 58/1998 are strictly excluded from the corporate purpose.

4	Duration

The duration of the Company is set for an indefinite period.

5.	Share capital

5.1	The share capital is equal to Euro 10,000.00.

5.2	The share capital may also be increased by contributions of receivables and in kind, in accordance with Articles 2464 and 2465 of the Civil Code.

5.3

With the exception of the case provided for in Article 2482-ter of the Civil Code, the share capital increase may also be implemented by offering newly issued shares to third parties; in this case, the shareholders who have not consented to the decision shall have the right of withdrawal, pursuant to Article 2473 of the Civil Code; the shareholders’ meeting may resolve on share capital increases that provide for the non-proportional allocation of shares to shareholders or third parties, pursuant to the last sentence of the second paragraph of Article 2468 of the Civil Code.

5.4

In the event of a reduction due to losses affecting the share capital by more than one-third, the filing at the registered office of the documents required by Article 2482-bis(2) of the Civil Code may be omitted.

5.5	The reduction of the share capital may also be implemented by allocating certain corporate assets to individual shareholders or groups of shareholders.

6	Transfer of shareholdings

Shareholders’ shares are freely transferable by deed between living persons and by succession due to death.

7	Financing and Debt Securities

7.1	Shareholder financing is permitted, subject to the relevant laws and regulations.

7.2

The Company may issue the debt securities referred to in Article 2483 of the Civil Code; the Shareholders have the power to do so by decision to be taken in accordance with Articles 8, 9 and 10 of this by-laws.

8	Shareholders’ decisions

8.1

Shareholders shall decide on matters reserved to their competence by law and this by-laws, as well as on matters that one or more directors or several shareholders representing at least one third of the share capital submit for their approval; in any case, the matters referred to in the second paragraph of Article 2479 of the Civil Code shall be reserved to shareholders.

8.2	A purchase made by the Company pursuant to the second paragraph of Article 2465 of the Civil Code does not have to be authorised by a resolution of the shareholders.

8.3	Every shareholder who is legally entitled has the right to participate in the decisions provided for in this Article 8 and his vote counts in proportion to his participation.

8.4

Decisions of the shareholders may be adopted by written consultation or on the basis of consent in writing; however, decisions of the shareholders must be adopted by a resolution of the shareholders’ meeting in the cases provided for in the fourth paragraph of Article 2479 of the Civil Code.

8.5	Decisions of the shareholders duly adopted are binding on all shareholders, even if absent, abstaining or dissenting.

9	Written consultation and consent

9.1

The procedure of written consultation or obtaining consent in writing is not subject to any particular constraints, as long as adequate information and the right to participate in the decision are ensured for all entitled persons; the documents signed by the shareholders must clearly state the subject matter of the decision and their consent to it.

9.2

The decision is adopted by approval in writing, either of a single document or of several documents containing the same decision text, by as many shareholders as represent a majority of the share capital.

9.3	The proceedings must be concluded within 30 days from their commencement, (i.e., day on which the documents are sent by the Company) or within a different period indicated in the text of the decision.

9.4	All documents transmitted to the Company’s registered office relating to the formation of the shareholders’ will be kept by the Company, together with the shareholders’ decision ledger.

9.5	Shareholders’ decisions adopted pursuant to this Article 9 must be transcribed in the shareholders’ decision ledger.

10	Shareholders meeting

10.1	The shareholders meeting may also be convened at a place other than the registered office.

10.2	The shareholders meeting is convened by one or more directors or, if this is not possible, by the board of auditors or, in the absence of the latter, by a shareholder.

10.3

The shareholders meeting is convened by notice sent at least eight days prior to the date of the meeting, by registered letter or by any other suitable means to ensure timely information on the items to be discussed, to the shareholders, or any holders of partial rights on the shares, at the domicile recorded in the company register, and to the directors and statutory auditors, if appointed, at the address indicated in the company register. The shareholders meetings is also convened by notice sent to shareholders, directors and auditors at least three days prior to the date of meeting by telefax or e-mail, to be sent respectively to telefax number or e-mail address communicated by each of them to the Company, pursuant to Article 2.3 above.

10.4

The notice of call of the shareholder meeting shall indicate the date, place and time of the meeting, as well as a list of the items to be dealt with; the notice of call of the shareholder meeting may provide for a second call meeting date, in the event that the meeting in the first call is not validly constituted.

English courtesy translation

10.5

Even in the absence of a formal convocation, the meeting is validly constituted when the entire share capital is present and all the directors and all the auditors, if appointed, are present or informed of the meeting and no one opposes the discussion of the matter; any opposition by directors and auditors not present at the meeting must be sent in writing to the Company’s registered office before the meeting.

10.6

The meeting may also be held in several places, contiguous or distant, audio and/or video connected, provided that the collegial method and the principles of good faith and equal treatment of shareholders are respected; in particular, it is necessary that

10.6.1

the chairman of the meeting and the person taking the minutes, who shall be responsible for drawing up and signing the minutes, are present at the same place, the meeting being deemed to have been held at that place;

10.6.2

the chairman of the meeting, also through his office, is allowed to ascertain identity and legitimacy of those present, to regulate the proceedings of the meeting, and to ascertain and proclaim the results of the vote;

10.6.3	it is possible for the person taking the minutes to adequately perceive the meeting events being recorded;

10.6.4	those present are allowed to participate in the discussion and simultaneous voting on the items of the agenda, as well as to view, receive and transmit documents;

10.6.5

the places of connection by audio or video conference are indicated in the notice meeting, unless it is a meeting held pursuant to Article 10.5 above. The meeting is deemed to be held at the place where both the chairman and the person taking the minutes are present.

10.7

Any shareholder entitled to attend the meeting may be represented by another person, even if not a shareholder, by means of a written proxy, which must be retained by the Company; the proxy conferred for a single meeting shall also be effective for the meeting on second call.

10.8	The meeting is chaired by the chairman of the board of directors or by a person designated by the participants.

10.9

The chairman of the meeting verifies the regularity of the constitution, ascertains the identity and legitimacy of those present, regulates its proceedings and ascertains the results of voting; the results of such ascertainments shall be recorded in the minutes.

10.10

The meeting, whether in first or second call, shall be duly constituted with the presence of as many shareholders as represent at least half of the share capital and shall pass resolutions by absolute majority; however, in the cases provided for in numbers 4) and 5) of the second paragraph of Article 2479 of the Civil Code, the meeting shall pass resolutions with the favourable vote of as many shareholders as represent at least half of the share capital.

10.11

The resolutions of the meeting must be recorded in minutes signed by the chairman of the meeting and the person taking the minutes; the minutes, even if drawn up in the form of a public deed, must be transcribed in the shareholders’ decision book.

11	Administration

11.1

The Company is administered by a board of directors, consisting of three or more members on the basis of the decision of the shareholders appointing the directors pursuant to Article 2479, paragraph (2), no. (2) of the Civil Code.

11.2	The administrative body in this by-laws means the board of directors appointed by the shareholders.

12	General Provisions

12.1	Directors may be non- shareholders and may be re-elected.

12.2	Directors hold office for three financial years, unless revoked or resigned; by a different decision of the shareholders, directors may be appointed for a different term or for an indefinite period.

12.3

The termination of directors due to the expiry of the term shall take effect as soon as the administrative body has been reconstituted; except as provided for in Article 12.6 below, the termination of directors due to any cause other than the expiry of the term shall take effect immediately.

12.4

If, during the course of the financial year, one or more directors leave office, the others shall replace them, provided that the majority is still made up of directors appointed by the shareholders; the directors so appointed shall remain in office until the next decision of the shareholders.

12.5

If, for any reason, the majority of the directors in office should cease to hold office, entire administrative body shall be deemed to have ceased to exist; in this case the remaining directors shall urgently submit the appointment of a new administrative body to the decision of the shareholders, and in the meantime they may only perform acts of ordinary administration.

12.6	Directors are not bound by the prohibition in Article 2390 of the Civil Code.

13	Chairman of the Board of Directors

The board of directors chooses a chairman from among its members, if the latter is not appointed by the shareholders; it may also appoint a secretary, who need not be a member of the board of directors; the chairman of the board of directors shall have the powers referred to in the first paragraph of Article 2381 of the Civil Code.

14	Delegated bodies and proxies

14.1

The board of directors may delegate all or part of its powers to one or more managing directors; in this case, the provisions of the third, fifth and sixth paragraphs Article 2381 of the Civil Code shall apply; the powers indicated in last paragraph of Article 2475 of the Civil Code may not be delegated.

14.2	The board of directors may at any time issue directives to the managing directors and revoke delegated powers.

14.3

The managing directors report to the board of directors and the board of statutory auditors (where appointed), at least every six months, on the general performance of operations and its foreseeable evolution, as well as on the most significant transactions, due to their size or characteristics, carried out by the Company and its subsidiaries.

14.4	The administrative body may appoint, replace and dismiss one or more general managers, determining their functions, duties and powers.

14.5

The board of directors may also appoint, replace and revoke proxies and attorneys, in general, for certain acts or categories of acts; the same power is vested in each director entitled to represent the Company, within the limits of his or her powers.

15	Decisions of the board of directors

15.1	The board of directors gives its opinion whenever the chairman of the board of directors deems it appropriate and/or necessary or when at least one of its members so requests in writing.

English courtesy translation

15.2	Decisions of the board of directors are validly taken with the favourable vote of the majority of the directors in office.

15.3

Decisions of the board of directors may be adopted by means of written consultation or on the basis of consent expressed in writing, except as provided for in Article 15.4 below; the procedure of written consultation or acquiring consent expressed in writing is not subject to any particular constraints, provided that adequate information and the right to participate in the decision are ensured to all persons entitled thereto. The documents signed by the directors shall clearly state the subject matter of the decision and the consent to it: the decision shall be adopted by approval in writing of a single document or several documents containing the same text of the decision by the majority of the directors; the procedure must be concluded within fifteen days from its commencement (i.e., the day on which the documents are sent by the Company) or within a different period indicated in the text of the decision; all the documents sent to the Company relating to the formation of the directors’ will shall be kept by the Company, together with the directors’ decision ledger.

15.4

At the initiative of the chairman of the board of directors or at the written request of at least two directors (made by notice received by the Company within twenty-four hours of receipt of the documents relating to one of procedures referred to in Article 15.3 above), the board of directors must decide in a meeting.

15.5	The board of directors may also be convened at a location other than the registered office.

15.6

The board of directors is convened by the chairman of the board of directors by notice sent at least three days - or, in the case of urgency, twenty-four hours - prior to the date set for the meeting, by registered letter or by any other means capable of ensuring timely information on the items to be discussed and proof of receipt (such as hand-delivered letter, telefax, email), and received by all directors and all acting auditors, if appointed, at the domicile recorded in the company books; the notice of call must indicate the date, place and time of the meeting, as well as the list of items to be discussed.

15.7	Even in the absence of formal convocation, the board of directors is validly constituted when all the directors in office and all the statutory auditors, if appointed, attend.

15.8	Meetings of the board of directors may also be held in several locations, whether contiguous or distant, audio and/or video connected, provided that:

15.8.1

the chairperson of the meeting and the person taking the minutes, who shall be responsible for the minutes to be drawn up and signed, are present at the same place the meeting being deemed to have been held at that place;

15.8.2	the chairman of the meeting is allowed to ascertain the identity of those present, to regulate the proceedings of the meeting and to ascertain and proclaim the results of the vote;

15.8.3	it is possible for the person taking the minutes to adequately perceive the events of the meeting being minuted;

15.8.4	those present are allowed to participate in the discussion and simultaneous voting on the items on the agenda, as well as to view, receive and transmit documents.

15.9	Resolutions of the board of directors are valid if the majority of its members in office are actually present.

15.10	The resolutions of the board of directors must be recorded in minutes signed by the chairman and the person taking the minutes.

15.11	Decisions of the directors must be transcribed in the directors’ decision ledger.

16	Powers of the administrative body and representative power of the Company

16.1

The administrative body is vested with the broadest powers for the ordinary and extraordinary administration of the Company, without any exceptions whatsoever, and is responsible for everything that is not reserved law and/or this by-laws to the decision of the shareholders.

16.2

Representation, including procedural representation (including the power to initiate legal actions and claims - also in revision and cassation - and to appoint lawyers and attorneys at law for this purpose), shall be vested in the parties, where appropriate:

16.2.1	to the chairman of the board of directors;

16.2.2	the managing directors, if appointed, within the scope of and for exercise of the powers vested in them;

16.2.3	to all persons outside administrative body, designated by the latter within the scope of and for the exercise of the powers vested in them.

17	Directors’ remuneration

17.1

The shareholders may grant directors a fixed annual indemnity or remuneration proportional to the net profit for the year, as well as determine an indemnity for termination of office and resolve to set aside a provision for the relevant retirement fund, in accordance with the procedures established by decision of the shareholders; in the event of the appointment of an executive committee or managing directors, the relevant remuneration shall be determined by the board of directors at the time of appointment. In the absence of such determinations, the administrative office is presumed to have been performed free of charge, without prejudice to the directors’ right to be reimbursed for expenses incurred by reason of their office.

18	Control and Audit Board

18.1

If it is required to do so by law, the Company must appoint a supervisory board, consisting of a sole statutory auditor or a board of statutory auditors, comprising three statutory auditors on charge, one of whom is the chairman, and two substitute statutory auditors, or the auditor.

18.2	Shareholders may appoint a sole statutory auditor or board of statutory auditors and/or auditor even if not required by law.

18.3

In such cases, they must meet the requirements and have competences and powers provided for by law for mandatory appointments. The statutory auditing of the Company’s accounts is exercised, at the discretion of the shareholders, by a statutory auditor or by a statutory auditing company entered in the appropriate register, or by the controlling body where permitted by law.

18.4	Participation in meetings of the board of statutory auditors by means of telecommunication or video means of communication, pursuant to Article 15.3 above.

19	Business year

The financial year ends on the thirty-first of December of each year.

20	Financial Statements

20.1	At the end of each financial year, the administrative body draws up the financial statements, in accordance with the law.

20.2

The financial statements shall be submitted to the shareholders within one hundred and twenty days from the end of the financial year; in the event that the Company is required to prepare consolidated financial statements or when special requirements relating to the structure and purpose of the Company so require, the financial statements may be submitted to the shareholders within one hundred and eighty days from the end of the financial year.

English courtesy translation

21	Net profits

The net profits resulting from the financial statements - less an amount of not less than 5% to be allocated to the legal reserve, up to the legal limit - shall be distributed among the shareholders in proportion to the shareholding held by each of them, unless the shareholders decide on special allocations extraordinary reserves or for other purposes, or decide to send them, in whole or in part, to the next financial year.

22	Dissolution

22.1	The Company is dissolved for the causes established by law.

22.2	In the event of the dissolution of the Company, Articles 2484 et seq. of the Civil Code shall apply.

23	General Provisions

23.1	For anything not provided for in the articles of association or in this by-laws, the laws provisions on limited liability companies apply.